EXHIBIT 10.2


                           UNITED STATES LEATHER, INC.

                      Executive Incentive Compensation Plan


   I. Concepts of Plan. The annual Executive Incentive Compensation Plan (the "Plan") of the Company is designed to motivate the key executive group in the Company to achieve the EBITDA objective set forth in the Company's annual business plan. The attainment of this objective, at minimum, each and every fiscal year is the most reliable way that the Company's success and position in the industry can be improved and assured. Half of any targeted Incentive Plan awards to participants each fiscal year will be based on attainment of EBITDA for the year (target portion). The other 50% of the awards to the eligible members of the management team will be based on their individual performance, accomplishments and contributions (discretionary portion). These discretionary awards will be determined by the President and CEO, with Board approval.

   II. Participation. Participation in the Plan will be restricted to those relatively few Company executives who are in positions which enable them to materially influence the annual financial results of the Company. The Company President and CEO will propose participants for Board approval each fiscal year. Designation as a Plan participant with respect to a given fiscal year shall not confer upon any executive the right to continued Plan participation in any subsequent fiscal years unless the executive is formally proposed and approved as a participant in each subsequent fiscal year.

   III. Target Award Opportunities. Each Plan participant shall have an assigned Target Award Opportunity which shall be expressed as a percentage of the participant's annual base salary as of the first day of each fiscal year or at the time the executive was first designated a Plan participant if this occurs after the commencement of a given fiscal year. Individual Target Award Opportunities will be approved for each fiscal year by the Board.

   IV. Performance Measurement and Standards. For each fiscal year, a targeted dollar level of EBITDA will be established for the Company in its annual business plan. A maximum performance level will also be established for this performance measure. The maximum EBITDA standard will be set at one hundred fifty percent (150%) of the targeted level. Setting the maximum standard 50% above the target and permitting a 2% increase in the Target Award for each 1% increase in EBITDA above target is a logical and reasonable way of motivating/rewarding above-target achievement. At maximum (a 50% increase over the target level), the Target Award Funding of participants will double. The increased operating success represented by performance at the maximum level (50% above target) more than economically justifies the added cost of the Incentive Plan.

        Attachment I, Matrix for Calculating Percentage of Target Achieved, indicates, for various EBITDA achievements, the awards which fall between target and maximum standards.

   V. Annual Incentive Plan Payouts. In the case of participants in the employ of the Company during an entire fiscal year, half of each participant's Target (and maximum) Incentive Award Payout will be based on the attainment of the annual business plan's EBITDA.

        In the case of executives hired after the commencement of the fiscal year who are approved for Plan participation, awards will be prorated for the portion of the fiscal year that they were participants.

        The other 50% of the Target Incentive Award Opportunity in any given fiscal year will be paid out to participants taking into account each individual's actual performance and contribution to the Company. The total award for each participant may not exceed twice the Target Award Opportunity for any participant. Awards will be recommended by the President and CEO for the approval of the Board.

   VI. Board of Director Involvement. This Plan shall be approved by the Board annually. The Board shall approve Plan participants for each fiscal year, Target Award Opportunities for participants, and target and maximum performance standards for the key financial measure. The Board shall also approve a schedule which outlines the award opportunity earned for performance achievement which falls between target and maximum standards.

        Following the end of each fiscal year, the Board shall measure the Company's performance versus the key financial measure and determine the awards payable to each Plan participant. The President and CEO's recommended discretionary incentive awards to individual participants shall be approved by the Board so award payments may be made no later than 120 days following the completion of a fiscal year.

   VII. Participant Rights. Nothing in this Plan shall be construed as guaranteeing any participant: any contractual rights to any award or to continued employment with the Company; any rights to award payments with respect to any fiscal year in which the employee has been designated a Plan participant; or any rights to continued Plan participation in subsequent fiscal years. The Board must expressly designate the participants to be included in the Plan in each subsequent fiscal year.

        In the event a Plan participant's employment is involuntarily terminated by the Company before the end of a fiscal year for reasons other than job performance or cause, the terminated participant may be entitled to a prorated payment generated by Company performance. The President and CEO shall evaluate each situation on a case by case basis and recommend awards, where applicable, for Board approval. Approved payments shall be made after the end of the fiscal year when all other Plan awards are paid and shall normally be based on the number of full months of completed service during the fiscal year at the time of participant's termination.

   VIII.Effective Date, Term and Amendment. The Plan shall become effective at the beginning of the Company's 1997 fiscal year and shall continue in effect during each subsequent fiscal year until the termination of the Plan by the Company's Board of Directors. The Board shall be empowered to amend or discontinue the Plan at any time provided such Plan amendment or discontinuance does not adversely alter or affect any Plan participant's rights with respect to any fiscal year in progress without the prior written approval of the participant.

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                                  ATTACHMENT I

                             MATRIX FOR CALCULATING
                       PERCENTAGE OF TARGET AWARD ACHIEVED

                     Actual EBITDA
                   as a Percentage of   Percentage of Individual
                    Budgeted EBITDA       Target Award Achieved

                 MAXIMUM     150.0%               200.0%
                             110.0                120.0
                             109.0                118.0
                             108.0                116.0
                             107.0                114.0
                             106.0                112.0
                             105.0                110.0
                             104.0                108.0
                             103.0                106.0
                             102.0                104.0
                             101.0                102.0
                 TARGET      100.0                100.0

   EXPLANATORY NOTES:

        (1) Actual performance between 101% and 150% of the Target Performance Level produces a 2% increase in the percentage of Target Award Opportunity earned for each 1% improvement in performance above 100%.

        (2) The "target" is the actual EBITDA specified in the annual business plan. Assuming a $40 million "target" for EBITDA in a given fiscal year, while the "maximum" would be met by a $60.0 million achievement.

                      EXECUTIVE INCENTIVE COMPENSATION PLAN

                     PARTICIPANTS & TARGET AWARD PERCENTAGES


            Manufacturing

                 Sr. Vice President                              60%
                 Dir. MKE Operations                             40%
                 Dir. Omaha Operations                           40%
                 Dir. Conover Operations                         40%
                 Omaha Ramp up Team (2 positions)                25%

            Sales/Marketing

                 Sr. V.P. Sales                                  60%
                 V.P. Sales - Furniture                          50%
                 V.P. Sales - MKE                                50%
                 V.P. Sales/Contract Administration - Auto       50%
                 Dir. Marketing - MKE                            25%
                 Dir. Marketing - Furniture                      25%
                 Customer Service - MKE                          20%
                 Customer Service - Furniture                    20%

            Finance

                 CFO                                             60%
                 Controller/Cost Accounting & Analysis           25%
                 CAO                                             25%

            Other

                 VP Human Resources                              40%